Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Zachary C. Parker, President and Chief Executive Officer	(Investor Relations)
Kathryn M. JohnBull, Chief Financial Officer	Donald C. Weinberger/Adam Lowensteiner
DLH Holdings Corp.	Wolfe Axelrod Weinberger Associates, LLC
1776 Peachtree Street, NW	212-370-4500
Atlanta, GA 30309	don@wolfeaxelrod.com
866-952-1647	adam@wolfeaxelrod.com

Christy N. Buechler, Marketing & Communications Manager (Media)
DLH Solutions Inc.
678-935-1531
christy.buechler@dlhcorp.com

DLH HOLDINGS CORP. STRENGTHENS BALANCE SHEET

WITH RECENT TRANSACTION

Atlanta, Georgia — September 27, 2012 — DLH Holdings Corp. (NASDAQ: DLHC), a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, announced today that the guarantees and associated notes payable of $711,000 related to its acquisition of RS Staffing Services have been satisfied through a combination of the repurchase of certain of the shares of the Company’s common stock owned by one of the note holders and the expiration of the guarantee period under the Company’s July 22, 2011 settlement agreement with these note holders.  Following the completion of the sale of additional DLH shares by this holder to members of DLH’s management team, the Company’s remaining liability under the guarantee was further reduced.  As a result of this transaction and the payment by DLH of $225,000, DLH has now fully satisfied its minimum guarantee obligations related to the notes and will, therefore, record a gain of approximately $486,000 in the fiscal fourth quarter ending September 30, 2012.

Kathryn M. JohnBull, Chief Financial Officer of DLH, commented, “We are pleased with the resolution of this liability, which will allow us to strengthen the Company’s balance sheet. The closure of this matter will further enable us to focus on growing our business and improving our financial position at the same time.”

About DLH Holdings Corp.

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies. For more information, visit the corporate web site at www.dlhcorp.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause DLH`s actual results to differ materially from those indicated by the forward looking statements. including those factors described under “Risk Factors” in the Company’s prospectus included as part of the Registration Statement on Form S-1 filed by the Company in connection with the Rights Offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. DLH undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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